Exhibit 10.1

DATED 2025

LULULEMON ATHLETICA INC.	(1)
and
ANDRE MAESTRINI	(2)

SERVICE AGREEMENT

Squire Patton Boggs (UK) LLP
60 London Wall
London
EC2M 5TQ
United Kingdom

O: +44 20 7655 1000
F: +44 20 7655 1001

Reference S00062.00320

DATE OF SERVICE AGREEMENT:
PARTIES
(a)    LULULEMON ATHLETICA INC. whose registered office is at Corporation Trust Center, 1209 N Orange Street, Wilmington, United States, DE 19801 (the "Company" or "We")
(b)    ANDRE MAESTRINI ("You")
IT IS AGREED THAT:
1    DEFINITIONS
1.1    In this agreement the following words, phrases and expressions shall have the following meaning:
"Board" means the board of directors of the Company from time to time and any person or committee authorised by the board as its representative for the purposes of this agreement.
"Commencement Date" means November 21, 2025
"Confidential Information" shall have the meaning set out in clause 20.1.
"Data Protection Laws" means all applicable data protections laws in force from time to time, including but not limited to the UK GDPR and the Data Protection Act 2018.
"lululemon Group" means the Company, its subsidiaries (including but not limited to lululemon athletica UK Ltd), any holding company of the Company and any subsidiary of such holding company (all as defined in section 1159 of the Companies Act 2006) and any associated company (which expression shall mean any other company of which the Company or its holding company or any subsidiary of the Company or its holding company beneficially holds not less than 20% of the equity share capital) and any reference to
"lululemon Group Company" shall be construed accordingly.
"Intellectual Property Rights" means any copyrights and neighbouring and related rights, database rights, rights in designs, registered designs, moral rights, trade marks and trade names, service marks, the goodwill in any trade marks together with rights in get-up and trade dress (including the right to sue for passing off or unfair competition), rights in confidential information (including, without limitation, know-how and trade secrets), rights in and to any Inventions, patents, design patents, utility patents, any rights in computer software and source code, business names, domain names, social media accounts, and any and all other intellectual property rights, in each case whether registered or unregistered and including, without limitation, all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Inventions" means any invention, idea, discovery, development, improvement or innovation created by you (whether alone or with others and whether or not during your usual working hours and/or as a result of any duties specifically assigned to you by the lululemon Group from time to time) during the course of your employment with the Company or by using materials, tools, information or opportunities made available by the lululemon Group to you, in any case whether or not patentable or capable of registration, and whether or not recorded in any medium.
"Termination Date" means the date upon which your employment with the Company terminates, whether lawfully or not.
"Works" means all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software and all other materials and deliverables in whatever form, including but not limited to hard copy and electronic form, created by you (whether alone or with others and whether or not during your usual working hours and/or as a result of any duties specifically assigned to you by the lululemon Group from time to time) during the course of your employment by the Company or by using materials, tools, information or opportunities made available by the lululemon Group to you.
1.2    Any reference to a statutory provision includes all re-enactments and modifications of that provision and any regulations made under it or them.
1.3    The headings in this agreement are for convenience only. They do not form part of this agreement and do not affect its interpretation.
2    THE APPOINTMENT
2.1    Subject to clause 2.2, from the Commencement Date the Company will appoint you and you agree to act as President and Chief Commercial Officer or in such other capacity as the Board may from time to time direct.
2.2    This employment is conditional on you producing upon request any documentation requested by the Company for the purpose of establishing your right to work in the UK or, if eligible, evidencing your right to work using the government's online right to work checking service and may be terminated without notice if at any point this condition is found to no longer be satisfied.
2.3    You acknowledge and warrant as follows:
(a)    that by entering into this agreement and fulfilling your obligations under it, you are not in breach of any obligation to any third party;
(b)    that you will not bring or use in the course of your employment with the Company any trade secrets or confidential information belonging to your previous employers or to any third party without their prior written consent; and
(c)    that you have, prior to entry into this agreement, disclosed to the lululemon Group in writing all previous convictions other than spent convictions.

3    PROBATIONARY PERIOD
There is no probationary period applicable to your employment as President and Chief Commercial Officer.
4    DURATION AND CONTINUOUS EMPLOYMENT
4.1    This agreement will, subject to earlier termination in accordance with its terms, continue unless and until it is terminated by giving the following written notice:
(a)    You may terminate your employment with the Company at any time by giving the company thirty (30) days’ notice in writing;
(b)    The Company may terminate your employment by providing the following:
(i)    After April 30, 2027, by providing not less than 12 months' prior written notice;
(ii)    Prior to April 30, 2027, by providing the following in writing:
(A)    Not less than 29 months' notice if between November 21, 2025 and April 30, 2026;
(B)    Not less than 24 months' notice if between May 1, 2026 and November 30, 2026; or
(C)    Not less than 18 months' notice if between December 1, 2026 and April 30, 2027.
4.2    For statutory purposes, you have been continuously employed by the Company since 4 January 2021.
5    DUTIES
5.1    You shall report to Calvin McDonald, CEO. You shall carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and any lululemon Group Company as the Board reasonably determines from time to time. You accept that the Company may at its discretion require you to perform different or additional tasks not specifically within the scope of your duties for the Company or any lululemon Group Company and you agree to perform those duties or undertake those tasks as if they were specifically provided for under this agreement.
5.2    The Company reserves the right to require you to carry out the duties of equivalent status either in addition to or instead of your duties detailed under clause 5.1 and to make reasonable adjustments to your reporting lines. At any time, the Company may appoint any person or persons to act jointly with you to discharge your duties and functions under this agreement.
5.3    Subject to the terms of this agreement, you must:

(a)    devote the whole of your working time, attention and skill to the affairs of the Company and any lululemon Group Company and use your best endeavours to promote their interests;
(b)    faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to you by the Board;
(c)    obey all lawful and reasonable directions of the Board;
(d)    comply with all the Company's and lululemon athletica UK Ltd.’s rules, regulations, policies and procedures from time to time in force including, but not limited to, their data protection policies, email and internet policies, diversity, equity and inclusion policies, and anti-bribery and fraud prevention policies;
(e)    promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and any lululemon Group Company or your employment;
(f)    act as a director of lululemon athletica UK Ltd.and carry out duties on behalf of any other lululemon Group Company including, if required by the Board, acting as an officer of any such lululemon Group Company;
(g)    comply with your statutory duties as a director under the Companies Act 2006 (including the duty under section 172 to promote the success of lululemon athletica UK Ltd. for the benefit of its members as a whole) and any other fiduciary or common law duties owed to lululemon athletica UK Ltd., the Company and/or any lululemon Group Company of which you are a director;
(h)    comply with the articles of association of lululemon athletica UK Ltd. and any lululemon Group Company of which you are a director;
(i)    do such things as are reasonable and necessary to ensure you and the Company and any lululemon Group Company comply with the Companies Act 2006;
(j)    not engage in the facilitation of tax evasion and report immediately to the Board if you have any concerns or suspicions of tax evasion;
(k)    not engage in or facilitate any form of fraud and report immediately to the Board if you have any concerns or suspicions of fraud;
(l)    not without the prior written consent of the Board:
(i)    incur any capital expenditure in excess of such sums as may be authorised from time to time; and
(ii)    enter into or terminate on behalf of the Company or any lululemon Group Company any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of your normal duties or of an unusual, onerous or long-term nature; and

(m)    report immediately to the Board your own wrongdoing and any actual or suspected wrongdoing on the part of other staff of the Company or any lululemon Group Company of which you become aware, including in particular (without limitation) conduct which, were it by you, would fall within the above provisions of this clause 5.3.
5.4    You acknowledge and agree that you are at all times during your employment (including during any period of suspension or while on garden leave in accordance with clause 26.1) subject to duties of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company. These duties include, without limitation, the obligation throughout the duration of this agreement:
(a)    not to compete with the Company or any lululemon Group Company;
(b)    not to make preparations (during such hours as you should be providing services under this agreement) to compete with the Company or any lululemon Group Company after this agreement has terminated;
(c)    not to solicit in competition with the Company or any lululemon Group Company any customer or customers of the Company or any lululemon Group Company;
(d)    not to entertain invitations to provide services either in a personal capacity or on behalf of any third party from actual or prospective customers of the Company or any lululemon Group Company where such invitations relate to services which could be provided by the Company or any lululemon Group Company;
(e)    not to offer employment elsewhere to employees of the Company or any lululemon Group Company;
(f)    not to copy or memorise Confidential Information or trade secrets of the Company or any lululemon Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or any lululemon Group Company; and
(g)    not to encourage, procure or assist any third party to do anything which, if done by you, would be a breach of the above provisions of this clause 5.4.
6    NORMAL HOURS
Your normal working hours are from 9am to 5pm, Monday to Friday, but you will work such other or additional hours or days (without additional remuneration) as may from time to time reasonably be required of you as are consistent with your role. For the avoidance of doubt, however, you agree that you will work in excess of an average of 48 hours per week should we require you to do so. If you wish to terminate your agreement to opt out of the 48-hour average limit, you are required to give us three months' written notice of your intention to do so.

7    OTHER INTERESTS
7.1    You will devote all your time to the Company and any lululemon Group Company and will not (without the prior written consent of the Board) directly or indirectly either on your own account or on behalf of any other person, company, business entity or other organisation engage in, be concerned with, or provide services to (whether as an employee, officer, director, agent, partner, consultant or otherwise) any other business, office or other external activity which does or may potentially affect the full and proper performance of your duties except that you may hold up to 3% of any securities in a company which is quoted on any recognised stock exchange.
7.2    You confirm that prior to entering into this agreement you have fully disclosed to the Company in writing all circumstances of which you are aware in respect of which there is, or might be perceived to be, a conflict of interest between the Company or any lululemon Group Company and you or your spouse, civil partner (or anyone living as such), children or parents, and you agree to fully and promptly disclose to the Board any further such circumstances which may arise during this agreement.
8    PLACE OF WORK
8.1    Your usual place of work will be Mezzanine Level, Eighty Strand, London, WC2R 0DT, but the Company may require you to work at any place within the United Kingdom on either a temporary or an indefinite basis. You will be given reasonable notice of any change in your place of work. You may also be required to travel frequently both throughout and outside the United Kingdom for the performance of your duties.
8.2    You agree to have your principal residence within reasonable travelling distance of your usual place of work. You agree to comply with any reasonable request of the lululemon Group to relocate should we wish to vary your usual place of work. If you do relocate, we may (but are not obliged to) provide you with financial or other relocation assistance in accordance with any relocation policy in place from time to time.
8.3    For the purposes of Part 1 of the Employment Rights Act 1996, we do not expect that you will be required to work outside the United Kingdom for more than one month at a time.
9    SALARY
9.1    You will receive a basic salary of USD 950,000 ("Salary") per annum (inclusive of all director's fees and salaries which may be payable to you by the Company or any lululemon Group Company). The Salary will accrue from day to day and will be payable by equal monthly instalments in arrears on or before the last working day of each calendar month, less tax and employee National Insurance contributions. The Salary will be paid to you in GBP in accordance with the Company’s normal payroll practices.
9.2    Your Salary will be reviewed annually by the Board in light of the remuneration policy at that time, without any undertaking by the Company that it will be automatically increased.

10    BONUS
10.1    You are eligible to participate in the discretionary compensation plans (the “Discretionary Bonus Plans”) applicable for your position, subject to the terms and conditions of such plans. Your bonus target will be 100% of your annual base salary. Please refer to the plan document for specific plan and eligibility details. The compensation plan and bonus target can be altered at the Company’s absolute discretion, with reasonable notice. Participation in the Discretionary Bonus Plan is subject to the specific rules of the Discretionary Bonus Plan.
11    EQUITY
11.1    You will be eligible for annual equity awards as determined by the Compensation Committee of the Board of Directors of lululemon athletica inc. in its sole discretion as notified to you from time to time. Your eligibility will at all times be subject to and conditional upon the rules of any annual equity awards. The potential equity awards currently consist of stock options, restricted share units and performance share units. The Company reserves the right to vary or terminate (with or without any replacement awards) any annual equity awards in place from time to time.
11.2    Subject to Compensation Committee approval, as soon as practicable on or about the 15th December 2025, you will be awarded a one-time retention grant with a target value of $4,000,000 and comprised of 50% Restricted Share Units and 50% Stock Options. These awards will be subject to and conditional upon the rules of the equity awards.
11.3    For the purposes of equity awards granted after the Commencement Date of this Agreement ("Future Granted Equity") and in the event of the termination of your employment by reason of retirement, the Board has determined that you shall be a “retired employee” under lululemon’s 2023 Equity Incentive Plan and all applicable award agreements thereunder (collectively, the “Grant Agreements”).  Future Granted Equity shall vest in accordance with the terms of the Grant Agreements applicable to termination by reason of retirement.
12    STOCK OWNERSHIP GUIDELINES
You acknowledge that you have received a copy of the lululemon athletica Inc’s Stock Ownership Guidelines and you acknowledge and agree to the Guidelines, as currently stated and as they may be amended from time to time.
13    EXPENSES
13.1    You will be entitled to be repaid all reasonable travelling, hotel and other expenses properly authorised by the Board and incurred in or about the proper performance of your duties, which expenses shall be evidenced and claimed in such manner as we may specify from time to time.
13.2    Where we make any credit card available to you, you will:
(a)    take good care of such card and immediately report any loss of such card to the Board;

(b)    use the card only for the purposes of the lululemon Group’s business and in accordance with the applicable lululemon Group policy; and
(c)    surrender it upon the request of the Board at any time.
14    PENSION
14.1    You will be automatically enrolled into a pension scheme nominated by the Company, currently the lululemon athletica UK Ltd. group personal pension scheme or such other scheme as the Company may nominate from time to time, in accordance with the Company’s obligations under section 3(2) of the Pensions Act 2008 and subject to the rules of that pension scheme from time to time in force.
14.2    Further information regarding the pension scheme (including contributions payable by you and the Company), your membership and your ability to opt out of the pension scheme will be provided to you.
14.3    The Company at its absolute discretion reserves the right to discontinue, vary or amend any pension arrangements provided for your benefit at any time (where this is permitted by law). The Company will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit (save as may be required by law).
14.4    During any period over which you are in receipt of benefits under the Company’s permanent health insurance scheme you shall be entitled by way of pension provision only to the benefits payable under that scheme (save as may be required by law).
15    LULULEMON BENEFITS
15.1    Fitness Classes:
(a)    Sweaty Pursuits: One of the most exciting benefits of being a member of the lululemon team is the yoga and fitness benefit, “Sweaty Pursuits”. Your eligibility for this benefit is as per the Sweaty Pursuits Policy, as amended from time to time in the sole discretion of the Company. Please review this policy in Employee Handbook to determine your eligibility.
15.2    Staff Discount
(a)    Employees will receive a discount on store purchases, in accordance company policy, as amended from time to time.
(b)    The Company reserves the right, in its absolute discretion, to change its employee discount policy at any time without prior notice.
16    OTHER BENEFITS
16.1    The lululemon Group takes pride in providing a comprehensive benefits program for its employees, including health benefits, EAP, and insurance (life, personal accident and group income protection). You may be eligible to participate in the applicable employee benefit plans as are in effect from time to time, subject to and in accordance with the terms and conditions of such plans. The lululemon Group reserves the right to alter the benefits program in whole or in part at any time without advance notice.
16.2    Your membership of (and entitlement to benefit from) any of the scheme(s) detailed at clause 16.1 above is subject to:
(a)    the rules of the above scheme(s) from time to time (and any replacement schemes provided by the Company or another member of the lululemon Group);
(b)    the terms of the relevant insurance policies from time to time; and
(c)    your being eligible to participate in or benefit from such scheme(s) pursuant to their rules.
16.3    If the scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to you the lululemon Group is not liable to provide replacement benefits of the same or similar kind or compensation in lieu of such benefits.
16.4    The lululemon Group may at its absolute discretion challenge any refusal by any scheme provider to provide benefits to you providing that:
(a)    where applicable you take all proper measures to appeal against the refusal in accordance with the terms of any policy provided by the scheme provider and meet (on an interim or on an account basis if so requested) all costs in connection with the same which are incurred by the lululemon Group;
(b)    you fully co-operate with the lululemon Group and disclose to it all personal information relevant to the claim and, if required by the lululemon Group, attend a medical examination by a doctor selected and instructed by it; and
(c)    you fully indemnify the lululemon Group against all costs, expenses and claims incurred by it in connection with challenging the scheme provider's decision to refuse to provide benefits under the scheme(s).
16.5    The lululemon Group at its absolute discretion reserves the right to discontinue, vary or amend any scheme provided for the benefit of you or your family at any time and will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit.
16.6    Nothing in this agreement will prevent the Company from terminating your employment for whatever reason (including but not limited to your incapacity) even if this results in you losing any existing or prospective benefits as detailed in clause 16.1.
16.7    If and for so long as you are in receipt of benefits under any permanent health insurance scheme then your entitlement to any and all payments and benefits other than those provided under that scheme shall cease from the point where such insurance benefits commence.

16.8    If you are receiving benefits under any permanent health insurance scheme, we shall be entitled to appoint a successor to you to perform all or any of the duties required of you under the terms of this agreement and your duties shall be amended accordingly.
17    HOLIDAYS
17.1    The holiday year runs from 1 January to 31 December.
17.2    You are entitled by law to at least 28 days’ paid leave per annum which shall include the usual eight public holidays. Your actual holiday entitlement is as set out in the lululemon athletica UK Ltd. holiday policy so please refer to this for further information. If your employment starts or ends part way through the holiday year, your holiday entitlement shall be calculated on a pro rata basis. The rate of pay due in respect of each public holiday or day's paid holiday will be calculated on the basis of 1/260th of your Salary.
17.3    You must give at least 2 weeks’ notice of proposed holiday days. Holidays are to be taken at such time or times as may be approved in advance by the Board. Employees are expected to be available from the 15th December until the 15th January. This is the busiest trading time for our ecommerce business and stores and as such is considered a vacation blackout period.
17.4    The Company and you agree that in any holiday year you will be deemed to take any holiday accruing under the Working Time Regulations 1998 first.
17.5    Any leave not taken by the end of the holiday year in which it accrued will be lost, unless the Board has otherwise agreed in advance, or you are permitted to carry over any leave under the Working Time Regulations 1998. There is no payment in lieu of any holiday untaken at the end of the holiday year, except on termination (see below).
17.6    Where, as a result of taking a period of sick leave, you have been unable to take some or all of your holiday during the relevant holiday year, you will be entitled to carry over any holiday accruing under Regulation 13 of the Working Time Regulations 1998 to the extent it has not already been taken in the relevant holiday year. Any carried over holiday will be lost if it is not taken within 18 months of the end of the holiday year in which it accrued.
17.7    We reserve the right to require you to take (or not to take) all or part of any outstanding holiday during your notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of garden leave under clause 26.1.
17.8    On termination of your employment, your entitlement to accrued holiday pay will be directly in proportion to your service during the holiday year in which the termination takes place. If on termination you have taken holiday in excess of your entitlement, we will be entitled to deduct from any sums payable to you a sum in respect of each day's holiday taken in excess of your entitlement.
17.9    If your employment is terminated under clause 27.1, you will not be entitled to any payment in respect of holiday which would have otherwise accrued during the remainder of the notice period.

17.10    If we have terminated or would be entitled to terminate your employment under clause 25.1, or if you have terminated your employment in breach of this agreement, any payment due under clause 17.8 shall be limited to your statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid bank holidays) shall be deemed to have been taken first in satisfaction of the statutory entitlement.
18    INCAPACITY
18.1    If you are absent from your duties as a result of illness you must notify Susan Gelinas, Chief People & Culture Officer, as soon as possible and then keep us informed and complete any self-certification forms which are required by the Company and/or lululemon athletica UK Ltd. If the incapacity continues for a period of eight days or more, you will provide a medical certificate to cover the duration of such absence. You must produce medical certificates to cover any further period of absence.
18.2    If you are unable to attend work because of illness or injury then subject to clause 25.1(h) and provided you have complied with the requirements of this clause 18, you will be entitled to receive Statutory Sick Pay (SSP) during such periods of absence if you satisfy the relevant statutory requirements. The lululemon Group operates an income protection scheme for employees with long-term absence due to sickness which you may be entitled to benefit from.
18.3    For the avoidance of doubt, the provisions of this clause 18 will not prejudice or limit in any way our right to terminate this agreement pursuant to clause 4 and clause 25 or otherwise pursuant to its terms.
18.4    In order for the Company to exercise its rights and comply with its employment law obligations, you shall, at the request of the Company, agree to have a medical examination performed by a doctor (or other medical adviser, including the Company's occupational health advisers) appointed and paid for by the lululemon Group. If requested, you also agree to assist the Company in obtaining information from your own doctor (or other medical adviser) about your health to the extent it has an actual or potential bearing upon your ability to perform your duties under this agreement or in relation to any other aspect of your employment.
19    OTHER PAID LEAVE
In addition to the leave provisions set out in this agreement, you are entitled to any other paid statutory leave for which you qualify, including family leave and community days. Details of the other types of paid leave that you may be entitled to are set out in the Staff Handbook. Unless stated otherwise, these do not form part of your contract of employment and we may amend them at any time.
20    CONFIDENTIAL INFORMATION
20.1    You acknowledge that in the ordinary course of your employment you will be exposed to information about the business, technology, processes, products, plans, financial or other information or data of the Company and any lululemon Group Company and that of the Company's and the lululemon Group's suppliers, clients and customers which may amount to a trade secret, be confidential or commercially sensitive and which if misused or disclosed could cause significant harm to the Company and any lululemon Group Company. Such information, whether communicated in writing, electronically or in any other medium (and whether or not it is marked as confidential), is referred to in this agreement as "Confidential Information" and shall in particular include (without limitation):
(a)    details of how the Company and the lululemon Group prices their products or services including any discounts or non-standard terms offered to any clients or customers;
(b)    the Company's and the lululemon Group's Intellectual Property Rights;
(c)    information relating to the Company's and the lululemon Group's suppliers (or any prospective suppliers) and the terms and conditions (including any prices and discounts) agreed with (or proposed) to them;
(d)    information relating to the Company's and the lululemon Group's clients or customers (or any prospective clients or customers) and the terms and conditions (including any prices and discounts) agreed with (or proposed) to them;
(e)    research and development projects of the Company and the lululemon Group;
(f)    the Company's and the lululemon Group's marketing and sales strategies and plans;
(g)    potential acquisitions and disposals by the Company and the lululemon Group;
(h)    the Company's and the lululemon Group's financial and sales performance;
(i)    any processes, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any lululemon Group Company;
(j)    any information in respect of which the Company or any lululemon Group Company owes an obligation of confidentiality to any third party; and
(k)    any other categories of confidential information that the lululemon Group wants to protect and which it notifies to you in writing as being confidential or which by its nature or the surrounding circumstances is clearly confidential.
20.2    You agree to accept the restrictions in this clause 20 in relation to such Confidential Information. You will not either directly or indirectly during the term of this agreement or after its termination without limit in time, either for your own purposes or for any purposes other than those of the Company and any lululemon Group Company (for any reason and in any manner), use or divulge or communicate to any person, firm, company or organisation (except to those officials of the Company or any lululemon Group Company who need to know the same) any Confidential Information acquired or discovered by you in the course of your employment with the Company.
20.3    You shall be responsible for protecting the confidentiality of Confidential Information and shall:

(a)    use your best endeavours to prevent the use, disclosure or communication of any Confidential Information by any person, company or organisation; and
(b)    inform the Board immediately on becoming aware, or suspecting, that any such person, firm or company or organisation knows, has used or intends to misuse any Confidential Information.
20.4    The restrictions contained in this clause 20 do not apply to:
(a)    any use or disclosure authorised by the Board or required in the ordinary and proper course of your employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by obligation of public law;
(b)    any information that you can demonstrate was known to you prior to the commencement of your employment by the lululemon Group;
(c)    any information which is already in, or comes into, the public domain other than through your own unauthorised disclosure or breach of confidence; or
(d)    any information being a protected disclosure by you within the meaning of section 43A of the Employment Rights Act 1996.
20.5    You will not, other than with the prior written approval of the Board or any director of the lululemon Group Company to whom you report, make or issue any press, radio, television or social media statement, or publish or submit for publication any letter or article, or post any content on any social media platform relating directly or indirectly to the business affairs of the Company or any lululemon Group Company containing Confidential Information.
20.6    The provisions of this clause 20 are without prejudice to your duties and obligations which exist at common law or in equity.
20.7    The provisions of this clause 20 shall survive any termination of this agreement and shall remain in force in relation to any item of Confidential Information for so long as it is still properly regarded by the Company and any lululemon Group Company as being confidential.
21    INTELLECTUAL PROPERTY
21.1    You acknowledge and agree that, because of the nature of your duties and the particular responsibilities arising as a result of such duties, you owe a special obligation to further the interests of the Company and the lululemon Group.
21.2    You will promptly disclose in writing to the Board full details of any Inventions and/or Works of any nature you make (alone or with others) during the course of your employment with the Company.
21.3    Subject to sections 39 - 43 of the Patents Act 1977, all Intellectual Property Rights existing (or which may in the future exist) in any Inventions and/or Works created by you during the course of your employment with the Company or by using materials, tools, information or opportunities made available to you through your employment shall automatically upon their creation vest in the Company (or any lululemon Group Company which the Company may nominate in writing from time to time). To the extent these Intellectual Property Rights do not vest in the Company (or its nominee lululemon Group Company) automatically, you hereby assign any and all such existing and future Intellectual Property Rights to the Company (or any lululemon Group Company which has been nominated in writing), free from all encumbrances and with full title guarantee. To the extent any such rights do not vest in the Company (or its nominee lululemon Group Company) automatically by operation of law or under this agreement, you hold legal title in these rights on trust for the Company (or its nominee lululemon Group Company).
21.4    Subject to sections 39 - 43 of the Patents Act 1977, if required by the Company to do so, whether during or after the termination of your employment, you will sign any documents and do anything necessary or desirable to:
(a)    fully vest ownership in the Company (or any lululemon Group Company which the Company may nominate in writing from time to time) as sole legal and beneficial owner of any and all rights referred to in clause 21.3 above or which the Company owns in any Inventions made by you (alone or with others and whether or not during your usual working hours) by virtue of Section 39 of the Patents Act 1977; and
(b)    enable the Company (or any lululemon Group Company which the Company may nominate from time to time) to obtain, register, maintain in force, enforce or defend any such rights and Inventions.
21.5    Subject to sections 39 - 43 of the Patents Act 1977, if required by the Company to do so, whether during or after the termination of your employment, you will, at the expense of the Company (or its nominee), provide the Company (or its nominee) with reasonable assistance so as to enable the Company (or its nominee) to understand, develop and commercially exploit any Inventions and/or Works created by you during the course of your employment.
21.6    Subject to sections 39 - 43 of the Patents Act 1977, you acknowledge and agree that the Company will be under no obligation to account to you for any revenue or profit derived or resulting from any Intellectual Property Rights in any Inventions and/or Works created by you (alone or with others), the rights in which belong to the Company.
21.7    You hereby waive, on a worldwide basis, in favour of the Company all your rights pursuant to sections 77 - 89 of the Copyright Designs and Patents Act 1988 and similar rights throughout the world (including, without limitation, any right to be identified, any right of integrity and any right against false attribution) in any Works.
21.8    You hereby appoint the Company to be your attorney in your name and on your behalf to:
(a)    execute or complete any document or do anything and generally to use your name for the purposes of giving to the Company (or its nominee or successors) the full benefit of the provisions of this clause 21; and

(b)    give to any third party a certificate in writing confirming that any instrument or act falls within the authority conferred by this clause; such a certificate will be deemed to be conclusive evidence that this is the case.
21.9    You accept that no future agreement between you and the Company or any lululemon Group Company, dealing with the ownership or licensing of any Intellectual Property Rights in any Inventions and/or Works, shall be enforceable unless and until it is in writing signed on behalf of a lululemon Group Company by a director (not being you).
21.10    You agree that after the termination of your employment you will not yourself or through any other person or entity do anything that would require a licence of any of the Company's or the lululemon Group’s Intellectual Property Rights (including, without limitation, those assigned by you to under this agreement or by operation of law) without first obtaining the Company's prior written consent (which may be given, withheld and/or conditioned by the Company at its sole discretion).
21.11    You agree that you will not use or commercially exploit any of the Company's or the lululemon Group’s Intellectual Property Rights (including, without limitation, those assigned by you to the Company under this agreement or by operation of law) after the termination of your employment, without the Company's prior written consent (which may be given, withheld and/or conditioned by the Company at its sole discretion).
21.12    Save as provided above and without prejudice to your obligations under clauses 20, 21.10 and 21.11 above, you shall keep details of any Inventions (including, without limitation, the existence of any Inventions) and/or Works in relation to which Intellectual Property Rights may subsist confidential. You shall not, without the Company's consent, apply for patent, registered design or other registered protection in respect of any invention or design or other Intellectual Property Rights capable of registration, the rights in which belong to the Company (or its nominee). You shall promptly inform the Company if you apply for patent or registered design or other registered protection in respect of any invention or design made by you or other Intellectual Property Rights capable of registration, the rights in which belong to you.
21.13    Without prejudice to the other provisions of this agreement, the Company owns all documents, files, data and prototypes or models that you create during the course of your employment (and/or as a result of any duties specifically assigned to you by the Company from time to time) or by using materials, tools, information or opportunities made available through your employment. You must keep these secure and held in accordance with the requirements of this agreement and must promptly deliver up to the Company all such materials at our request and in any event on termination of this agreement for any reason.
21.14    The provisions of this clause 21 shall remain in full force and effect following the termination of this agreement for any reason, whether such termination is lawful or not.
22    RESTRICTIVE COVENANTS
22.1    In this clause 22, the following words have the following meanings:
(a)    "Business" means the business of the design, manufacture, sale and distribution of yoga and other sports and leisure based clothing and apparel and any other business carried on by the Company and any lululemon Group Company from time to time;
(b)    "Company Intellectual Property" means Intellectual Property Rights created by you (whether jointly or alone) in the course of your employment with the Company, whether or not during working hours or using Company premises or resources and whether or not recorded in material form;
(c)    "Recognised Investment Exchange" means a recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000;
(d)    "Restricted Business" shall mean the Business or any part of the Business which in either case:
(i)    is carried on by the Company or any lululemon Group Company at the date of termination of your employment; or
(ii)    was carried on by the Company or by any lululemon Group Company at any time during the period of six (6) months immediately prior either to the start of a period of Garden Leave or to the date of termination of your employment where there is no period of Garden Leave; or
(iii)    is to your knowledge to be carried out by the Company or by any lululemon Group Company at any time during the period of six (6) months immediately following the date of termination of your employment;
and with which you were materially concerned with or had management responsibility for or had substantial confidential information regarding in either case at any time during the period of twelve (12) months immediately prior to the date of termination of your employment;
(e)    "Restricted Employee" shall mean any senior employee of the Company or any lululemon Group Company employed at the date of termination of your employment in the capacity of director or in any research, technical, IT, financial, marketing or sales function or other managerial role whom you have managed or with whom you have worked at any time during the period of twelve (12) months immediately prior to the termination of your employment, and shall not include any employee employed in an administrative, clerical, manual or secretarial capacity;
(f)    "Restricted Supplier" means any supplier to the Company or to any lululemon Group Company with whom you have had material personal contact or for whom you have had managerial responsibility during the period of twelve (12) months immediately prior to the termination of your employment;
(g)    "Restricted Territory" shall mean:
(i)    the United Kingdom (being England, Scotland, Wales and Northern Ireland); and

(ii)    Canada, the United States of America, Australia, New Zealand, China and Hong Kong; and
(iii)    any other country in which the Company or any other lululemon Group Company:
(A)    carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the date of termination of your employment; or
(B)    carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of six (6) months immediately prior to the date of termination of your employment;
(C)    is to your knowledge to carry out any Restricted Business at any time during the period of six (6) months immediately following the date of termination of your employment;
(iv)    and regarding which country at any time during the period of twelve (12) months immediately prior to the date of termination of your employment you:
(A)    were materially concerned or worked in; and/or
(B)    had management responsibility for; and/or
(C)    obtained confidential information in respect of.
22.2    You acknowledge that following termination of your employment, you will be in a position to compete unfairly with the Company as a result of the confidential information, trade secrets and knowledge about the business, operations, customers, employees and trade connections of the Company and the lululemon Group you have acquired or will acquire and through the connections that you have developed and will develop during your employment. You therefore agree to enter into the restrictions in this paragraph for the purpose of protecting the Company's legitimate business interests and in particular the confidential information, goodwill and the stable trained workforce of the Company and the lululemon Group.
22.3    You covenant with the Company and each other lululemon Group Company that you shall not without the prior written consent of the Company (such consent not to be unreasonably withheld), directly or indirectly, on your own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined above) or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company or any lululemon Group Company in connection with the Restricted Business:
(a)    for a period of twelve (12) months after the termination of your employment, solicit or entice away, or attempt to entice away from the Company or any lululemon Group Company any Restricted Employee (as defined above);

(b)    for a period of twelve (12) months after the termination of your employment, employ, offer to employ or enter into partnership with any Restricted Employee with a view to using the knowledge or skills of such person in connection with any business or activity which is or is intended to be competitive with the Restricted Business.
22.4    You shall not without the prior written consent of the Company (such consent not to be unreasonably withheld):
(a)    for a period of twelve (12) months after the termination of your employment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company within the Restricted Territory (as defined above) set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, any business which is or is intended or about to be competitive with the Restricted Business save as a shareholder of not more than three per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange;
(b)    for a period of twelve (12) months after the termination of your employment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company endeavour to cause any person, firm or company who is at the date of termination of your employment or at any time during the 12 months immediately prior to such termination was a Restricted Supplier (as defined above) to the Company and/or any lululemon Group Company, to either cease to supply the Company or any lululemon Group Company or materially alter the terms of such supply in a manner detrimental to the Company or any lululemon Group Company.
22.5    In the event that the Company exercises its rights under clause 26 of this agreement, then any Garden Leave period shall be set off against and therefore reduce the periods for which the restrictions in clauses 22.3 and 22.4 shall apply
22.6    In the event that you receive an offer of employment or request to provide services either during the currency of the restrictive periods set out in this paragraph, you shall (and the Company may) provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.
22.7    The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub-clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any lululemon Group Company.
23    STATEMENTS
23.1    You will not at any time knowingly make any untrue or misleading statement(s) (whether written or oral) to the media or otherwise in relation to the Company or any lululemon Group Company.
23.2    You undertake and covenant that you will permanently refrain from directly or indirectly disclosing, expressing, publishing or broadcasting, or causing to be disclosed, expressed,

published or broadcast, or otherwise disseminated or distributed in any manner, in your own name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications (the “Statements”), which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Company or any lululemon Group Company or any of its or their employees, officers, directors, investors, shareholders or agents, or which a reasonable person would regard as reflecting adversely on any aspect of their business, products, or services, and without limiting the generality of the foregoing, Statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, or in postings on the Internet on websites, or to newsgroups or to listservers.
23.3    You will not at any time after the termination of your employment with the Company represent yourself as still being in any way connected with or interested with the Company or any lululemon Group Company or their respective businesses unless the particulars are specifically agreed in writing with the Company.
24    TRAINING
24.1    The lululemon Group is committed to the training and development of its employees and believes in creating the conditions for mindful performance to inspire people to design a life they love. You will have resources at your fingertips to embark on a development journey that will allow you to grow at work and in all aspects of your life. This will include onboarding & leadership training as is relevant to your role and as an employee of lululemon.
24.2    Details of any training that you are eligible to participate in can be obtained from the People & Culture team. These provisions do not form part of your contract of employment and we may amend them at any time.
25    TERMINATION
25.1    Notwithstanding the provisions of clause 4 above, the Company may terminate this agreement immediately without notice (even if the Company may have allowed any time to elapse or on a former occasion may not have enforced its rights under this clause) and without obligation to pay any compensation if you:
(a)    without any reasonable cause neglect, omit or refuse to perform all or any of your duties or obligations under this agreement or to observe and perform the provisions of this agreement to the reasonable satisfaction of the Board;
(b)    commit misconduct whether during or outside the course of your duties under this agreement in such a way that in the reasonable opinion of the Board the business, operation, interests or reputation of the Company or any lululemon Group Company is, or is likely to be, prejudicially affected;
(c)    commit any criminal offence (including in particular any offence involving dishonesty or violence);
(d)    commit any act of fraud, dishonesty, corrupt practice, a breach of your obligations under clause 5.3(j) or a breach of the Bribery Act 2010 relating to the Company or any lululemon Group Company, any of their employees, customers, suppliers or otherwise;
(e)    are convicted of an offence under any statutory enactment or regulation relating to bribery or insider dealing;
(f)    become bankrupt or make or attempt to make any composition with creditors or if any insolvency order is made against you or you have a county court administration order made against you under the County Court Act 1984;
(g)    are guilty of any deliberate abuse or misuse of the personal data of any employee, worker, consultant or actual or prospective customer of the Company or any lululemon Group Company;
(h)    become incapacitated from performing all or any of your duties under this agreement by mental or physical illness, injury or otherwise for a period exceeding (in total) 12 weeks (or for such longer period as the Company may agree) in any period of 12 months;
(i)    become prohibited by law from being a director of a company or if you cease to be a director of the Company or any lululemon Group Company without the prior written consent of the Company;
(j)    commit any serious breach of the requirements, rules or regulations as amended from time to time of the any regulatory authority relevant to the Company or any lululemon Group Company and any code of practice issued by the Company relating to dealing in the securities of the Company or any lululemon Group Company;
(k)    commit any act of gross misconduct during the course of your duties under this agreement;
(l)    are guilty of any deliberate act of discrimination, harassment or victimisation on grounds of age, disability, gender reassignment, marriage and civil partnership, pregnancy and maternity, race, religion or belief, sex or sexual orientation; or
(m)    cease to have the right to work in the United Kingdom or any other country in which you are required to work in the role in which you are appointed (or the Company has reasonable grounds to believe that this is the case).
25.2    The Company reserves the right to suspend you (subject to the continued payment of Salary and contractual benefits) from any or all of your duties for such period as it thinks fit:
(a)    to investigate any potential disciplinary matter involving you;
(b)    where the Company has any grounds to consider that the lululemon Group’s property or responsibilities to other parties are at risk; or
(c)    in any other circumstances where the Company considers your continued presence on the lululemon Group’s premises may hinder an investigation.

25.3    If you are sick during any period of suspension the normal rules regarding pay during suspension will not apply. Your rights to any pay will be limited to Statutory Sick Pay.
25.4    You agree that at the expense and request of the Company and in any event on termination of your employment you will transfer or procure the transfer of all shares held by you in trust or as a nominee by virtue of your employment with the Company to such person or persons as the Company may direct. If you fail to do so within seven days of any such request or the termination of your employment (as the case may be) then you appoint the Company to be your attorney in your name and on your behalf to execute all necessary transfer forms and other documentation on your behalf and the Company may withhold pending compliance any sums owing to you in any respect.
26    GARDEN LEAVE
26.1    During any period of notice, or if you purport to terminate this agreement in breach of contract, and provided that we continue to pay the Salary and to provide all benefits to which you are contractually entitled (or a sum in lieu of the value to you of such benefits) until the termination of your employment, then the Company is entitled at its absolute discretion to place you on garden leave. During any such period of garden leave you must not, except as authorised by the Company:
(a)    attend your place of work or any other premises of the Company or any lululemon Group Company during the remaining period of your notice (or any part of such period);
(b)    make contact (including socially) with any employees, agents, shareholders, officers, suppliers, distributors, customers or clients of the Company or any lululemon Group Company without the prior written consent of the Board; or
(c)    make any public announcement of your departure, save at a time and in terms reasonably directed by the Company.
26.2    In addition to clause 26.1, during any period of garden leave, the Company may require you to:
(a)    not carry out your duties or to exercise your powers or responsibilities under this agreement during the remaining period of your notice period (or any part of such period);
(b)    resign immediately from any offices you may hold in the Company or any lululemon Group Company;
(c)    return all documents, computer disks, laptop computers, mobile telephones, iPhones or similar devices and other property (including summaries, extracts or copies) belonging to the Company or any lululemon Group Company or to their clients or customers; and
(d)    work from your home and/or to carry out exceptional duties or special projects outside the normal scope of your duties and responsibilities.

27    PAYMENT IN LIEU OF NOTICE
27.1    After April 30, 2028 and whether or not either party has served notice to terminate this agreement under clause 4, the Company may, at its absolute discretion, terminate your employment at any time by notifying you in writing that it is exercising its right under this clause 27.1 to dismiss you with immediate effect and that it will be making a payment to you in line with the provisions of this clause 27.1 and of clause 27.2. Such a payment will be equivalent to the Salary (excluding any benefits) which would have been payable during your notice period or any unexpired balance thereof and will be in full and final settlement of your contractual claims under this agreement. The Company is not obliged to make such a payment (and will be entitled to recover any sums already paid) if after such notification it becomes aware of any grounds arising prior to the Termination Date which would have entitled it to summarily dismiss you in accordance with clause 25.1.
27.2    We reserve the right to pay any sums due under clause 27.1 in equal monthly instalments during what would have been the unexpired portion of your contractual notice period. Notwithstanding that a termination of your employment in accordance with clause 27.1 is not a breach of this agreement, you agree that following such notification as is referred to in clause 27.1 you will be under a duty to take reasonable steps to mitigate any consequential losses by seeking an alternative remunerative position, whether as employee, director, self-employed consultant or shareholder, and to notify the Company in writing as soon as any such position is accepted, of when it is due to commence and the financial terms applicable to it. If you obtain an alternative position during this period any sums due to you under clause 27.1 will be reduced or extinguished accordingly.
27.3    If the Company terminates your employment without the written notification referred to in clause 27.1, then you will have no contractual entitlement to the pay in lieu of notice referred to in that clause.
28    RETIREMENT
28.1    We do not have a fixed retirement age although this may be reviewed from time to time to reflect our business needs. You may choose at what age you wish to retire. If you wish to retire, you must provide us with at least the period of notice you are required to give to terminate your employment under this agreement.
28.2    Since knowing when you intend to retire may be helpful to us in terms of succession planning etc., we may ask you about your plans in this respect from time to time. You are not bound by any indication you give to us, but you agree to keep us informed of any changes to your stated intentions arising, for example, through changes in your personal circumstances.
29    DEDUCTIONS
29.1    For the purposes of the Employment Rights Act 1996, you hereby authorise the Company and lululemon athletica UK Ltd. at any time during the continuance of this agreement and in any event on termination howsoever arising, to deduct from your remuneration (which for this purpose includes Salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by you to the Company or any lululemon Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate)

advanced by the Company or lululemon athletica UK Ltd. to you, the cost of repairing any damage or loss to the lululemon Group’s property caused by you, any non-business or unauthorised expense incurred on a credit card owned by the lululemon Group and any loss suffered by the lululemon Group as a result of any neglect or breach of duty by you.
29.2    You further agree that we may withhold any sums owing on termination of your employment pending your compliance with clauses 25.4, 31 and 32.1 of this agreement.
30    SALE OR RECONSTRUCTION OF THE COMPANY
You shall have no claims against the Company if your employment under this agreement is terminated by reason of any reconstruction or amalgamation of the Company provided that you are offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this agreement.
31    DELIVERY OF DOCUMENTS AND PROPERTY
On termination of this agreement for any reason (or earlier if requested) you will:
(a)    immediately deliver up to the lululemon Group all property (including but not limited to any hardware, Confidential Information, documents and software, mobile telephone, iPhone or similar device, credit cards, keys and security passes) belonging to it and any lululemon Group Company in your possession or under your control and (if requested) delete beyond your retrieval any of the foregoing which is in electronic form. "Documents and software" include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. Your obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software. We may withhold any monies then owing to you in any respect pending you providing, if so requested, with a written undertaking that you have complied with this obligation.
(b)    provide access (including passwords) to any computer (or other equipment or software) in your possession or under your control which contains information relating to the Company or any lululemon Group Company. You also agree that the lululemon Group is entitled to inspect, copy and/or remove any such information from any such computer, equipment or software owned by you or under your control and you agree to allow the lululemon Group reasonable access to the same for these purposes.
32    RESIGNATION AS DIRECTOR
32.1    Without prejudice to clause 26.2(b), you will on termination of this agreement for any reason at the request of the Board, resign immediately without claim for separate compensation:
(a)    as a director of the Company or any lululemon Group Company of which you are a director; and

(b)    from all trusteeships held by you of any pension scheme associated with the Company or any lululemon Group Company or other trusts established by the Company or any lululemon Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.
32.2    If you fail to resign within seven days of our request, you appoint the Company to be your attorney in your name and on your behalf to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf, and may withhold pending compliance any sums owing to you in any respect.
33    DISCIPLINARY AND GRIEVANCE PROCEDURES
33.1    The lululemon Group’s disciplinary and grievance procedures applicable to you are set out in the lululemon athletica UK Ltd. staff handbook. These procedures do not form part of your contract of employment.
33.2    If you have any grievance relating to your employment, you should raise it in the first instance with Susan Gelinas, Chief People & Culture Officer, in accordance with the Company's grievance procedure.
33.3    If you are dissatisfied with any disciplinary decision taken against you, you may appeal to Calvin McDonald, CEO.
34    DATA PROTECTION
34.1    The Company places the highest importance on compliance with all applicable Data Protection Laws.
34.2    The Company shall hold and process personal data (including special categories of personal data) relating to you in manual and automated filing systems. Details about how and why the Company generally processes employee personal data (including your personal data) are set out in the Company's staff privacy notice, the current version of which is available on the intranet and from HR. By entering into this agreement, you confirm that you have read and understood the Company's staff privacy notice.
34.3    It is important that all Company employees take appropriate steps to protect personal data and use it lawfully. Accordingly, you must treat all personal data relating to any person, whether within or outside the Company, which you acquire in the proper course of your employment in effect as if it were confidential information of the Company and shall not do/or omit to do anything that would put the Company in breach of Data Protection Laws. You also confirm that you will comply with the Company's current data protection policy and other Company policies relating to the security and use of personal data, copies of which are available on the intranet and from HR. A failure to comply with these policies may be dealt with under the Company's disciplinary procedure and, in deliberate or very serious cases of data misuse, may be treated as gross misconduct potentially leading to summary dismissal.
34.4    You agree to keep the Company informed of any changes to your personal data.

35    BRIBERY AND CORRUPTION
35.1    The Company expects the highest standards of integrity in relation to employees' dealings with lululemon’s customers, suppliers, agents and subcontractors and with any government official.
35.2    For the purposes of this clause:
(a)    A bribe is any gift, loan, fee, reward or other advantage given to or received from any person in order to obtain, retain or direct business or to secure any other improper advantage in the conduct of business and includes a kickback on any portion of a contract payment; and
(b)    Hospitality, entertainment and gifts includes but is not limited to the offer or receipt of gifts, meals, goods, services, favours, loans, trips, accommodation and the use of property or invitations to events, functions or other social gatherings.
35.3    You are prohibited from offering, giving, authorising or accepting a bribe in any form. You are also prohibited from using any other route or channel to provide a bribe to or receive a bribe from any of the lululemon Group’s customers, suppliers, agents or subcontractors or any government official.
35.4    You are not permitted to give or receive hospitality, entertainment or gifts to or from any customer, supplier, agent, subcontractor, any government official or any other person without the express written authority of the lululemon Group. If you are given or offered hospitality, entertainment or gifts (regardless of value) by any customer, supplier, agent, subcontractor, any government official or any other person with whom the lululemon Group deals or has business contacts, you must advise the Board immediately. The Board will then advise on the action to be taken in the circumstances to ensure that both the lululemon Group’s and your interests are protected.
35.5    Where you suspect, believe or know that an act of bribery or corruption is being considered or carried out, you are required to report this to the Board.
36    COLLECTIVE AGREEMENTS
There are no collective agreements with trade unions that directly affect the terms and conditions of your employment.
37    NOTICES
37.1    Any notice to be given to you under this agreement may be given to you personally or sent to you by pre-paid first class letter addressed to you at your last known place of residence. Any notice to be given to the Company should be addressed to the Legal Department and may be served by leaving it at or sending it by pre-paid first class letter to Erin Nicholas, SVP, Senior Deputy General Counsel & Corporate Secretary, at the Company's registered office for the time being. Notice may also be provided at any other address, individual or electronic communication number, as may be designated by notice given by either party to the other.

37.2    Any such notice shall be deemed to have been received: if delivered personally, at the time the notice is left at the address or given to the addressee; or in the case of pre-paid first class post, at 9am on the second business day after posting, or in the case of email at the time of transmission.
38    WARRANTY
You represent and warrant that you are not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing your duties in accordance with the terms and conditions of this agreement.
39    ENTIRE AGREEMENT
This agreement and any documents referred to in it cancels and is in substitution for all previous letters of engagement, agreements, representations, offers and arrangements (whether oral or in writing) relating to your employment, all of which shall be deemed to have been terminated by mutual consent with effect from the Commencement Date.
40    INVALIDITY
If any provision of this agreement is held to be invalid or unenforceable:
(a)    such provision shall be deemed deleted and severed from this agreement;
(b)    amendments to the agreement may be made by the addition or deletion of wording as appropriate to replace the invalid part or provision with such provision that retains the closest possible effect to the invalid provision or part and is both valid and enforceable; and
(c)    the validity and enforceability of the other provisions of this agreement shall not be affected.
41    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
No person (including your spouse/civil partner or dependants) other than a party to this agreement has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this agreement.
42    EMPLOYEE HANDBOOK
Your employment will also be subject to the contractual and non-contractual terms and conditions and rules and procedures as laid out in the lululemon athletica UK Ltd. Employee Handbook. For the avoidance of doubt, in the event of any conflict between the terms of this agreement and the employee handbook, the terms of this agreement shall take precedence.

43    GOVERNING LAW AND JURISDICTION
43.1    This agreement is governed by and interpreted in accordance with the laws of England and Wales.
43.2    The parties submit to the exclusive jurisdiction of the courts of England and Wales in connection with any claim, dispute or matter arising out of or relating to this agreement.
43.3    Any delay by the Company in exercising any of its rights under this agreement will not constitute a waiver of such rights.

IN WITNESS of which the parties have executed this deed on the date set out above.

EXECUTED and delivered when dated as a deed by lululemon athletica Inc. acting by Calvin McDonald, Chief Executive Officer, in the presence of:	/s/ CALVIN MCDONALD
November 21, 2025

Signature of Witness:
Name:
Occupation:
Address:

EXECUTED and delivered when dated as a deed by Andre Maestrini in the presence of:	/s/ ANDRE MAESTRINI
November 21, 2025

Signature of Witness:
Name:
Occupation:
Address: